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                                 INTERDENT, INC.
                      EMPLOYEE STOCK PURCHASE PLAN OF 1999


          1. PURPOSE. InterDent, Inc., a Delaware corporation (the "COMPANY"), hereby adopts the InterDent, Inc. Employee Stock Purchase Plan of 1999 (the "PLAN"). The purpose of the Plan is to provide an opportunity for the employees of the Company and any designated subsidiaries to purchase shares of common stock, $.001 par value per share (the "COMMON STOCK"), of the Company at a discount through voluntary automatic payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company's stockholders.

          2. SHARES SUBJECT TO PLAN. An aggregate of One Million (1,000,000) shares of Common Stock (the "SHARES") may be sold pursuant to the Plan. Such Shares may be authorized but unissued Common Stock, treasury shares or Common Stock purchased in the open market. If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of Shares available for sale shall be equitably adjusted by the Committee appointed to administer the Plan to give proper effect to such change.

          3. ADMINISTRATION. The Plan shall be administered by a committee (the "COMMITTEE") which shall be the Compensation Committee of the Board of Directors or another committee consisting of not less than two directors of the Company appointed by the Board of Directors, all of whom shall qualify as non-employee directors within the meaning of Securities and Exchange Commission Rule 16b-3 or any successor regulation. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board of Directors, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

          4. ELIGIBILITY. All regular employees of the Company, and of each qualified subsidiary of the Company which may be so designated by the Committee, shall be eligible to participate in the Plan, except, in the discretion of the
Committee:

          (a) employees whose customary employment is 20 hours or less per week;

          (b) employees whose customary employment is for not more than 5 months per year;

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          (c)  employees who have not been employed for at least 60 days as of any Enrollment Date (as defined in paragraph 5); and

          (d) employees covered by a collective bargaining agreement between the Company or one of its subsidiaries and such employees' representatives in the negotiation of which stock purchase plan benefits were the subject of good faith bargaining, unless the bargaining agreement provides for participation in the Plan;

For the purposes of this Plan, the term "EMPLOYEE" means any individual in an employee-employer relationship with the Company or a qualified subsidiary of the Company, but excluding (a) any independent contractor; (b) any consultant, (c) any individual performing services for the Company or a qualified subsidiary who has entered into an independent contractor or consultant agreement with the Company or a qualified subsidiary; (d) any individual performing services for the Company or a qualified subsidiary under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a qualified subsidiary enters into for services; and (e) any "LEASED EMPLOYEE" as defined in Section 414(n) of the Internal Revenue Code. The term "QUALIFIED SUBSIDIARY" means any corporation in which a fifty percent (50%) or greater interest is, at the time, directly or indirectly owned by the Company or by one or more subsidiaries or by the Company and one or more subsidiary which is designated for participation by the Committee.

          5. PARTICIPATION. An eligible employee may elect to participate in the Plan as of any "ENROLLMENT DATE". Enrollment Dates shall occur on the first day of an Offering Period (as defined in paragraph 8). Any such election shall be made by completing and forwarding an Enrollment and Change Form to the Human Resources Department of the Company prior to such Enrollment Date, authorizing payroll deductions in an amount up to $885 but not less than $5.00 and not exceeding 15% of the employee's gross pay for the payroll period to which the deduction applies. A participating employee may increase or decrease payroll deductions as of any subsequent Enrollment Date by completing and forwarding a revised Enrollment and Change Form to the Human Resources Department of the Company at least ten (10) days prior to such subsequent Enrollment Date; provided, that changes in payroll deductions shall not be permitted to the extent that they would result in total payroll deductions exceeding 15% of the employee's gross pay or $885 and that such increase or decrease may be made only two times in any calendar year. An eligible employee may not initiate, increase or decrease payroll deductions as of any date other than an Enrollment Date. For purposes of this Plan, the term "GROSS PAY" means the gross amount of pay an employee would receive at each regular pay period date before any deduction for required federal or state withholding and any other amounts which may be withheld. If a participant has withdrawn from the Plan in accordance with the provisions of paragraph 7, such participant may resume participation in the Plan by completing an Enrollment and Change Form indicating a desire to resume participation and submitting the completed form to the Human Resources Department such that it is received by the Human Resources Department at least ten (10) days prior to the first day of the Offering Period for which participation is to resume.

          6. PAYROLL DEDUCTION ACCOUNTS. The Company shall establish a "PAYROLL DEDUCTION ACCOUNT" for each participating employee, and shall credit all payroll deductions made


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on behalf of each employee pursuant to paragraph 5 to his or her Payroll
Deduction Account. No interest shall be credited to any Payroll Deduction
Account.

          7. WITHDRAWALS. An employee may withdraw from an Offering Period at any time by completing and forwarding a signed Enrollment and Change Form to the Human Resources Department of the Company. Upon receipt of such notice, payroll deductions on behalf of the employee shall be discontinued commencing with the immediately following payroll period, and such employee may not again be eligible to participate in the Plan until the next Enrollment Date. Amounts credited to the Payroll Deduction Account during the Offering Period prior to receipt by the Human Resources Department of an Enrollment and Change Form indicating a withdrawal request will be used to purchase shares of Common Stock for the participant. A participant may withdraw only one time in any calendar year.

          8. OFFERING PERIODS. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first trading day on or after January 1, April 1, July 1 and October 1 of each year, or on such other date as the Committee shall determine, and continuing thereafter to the last trading day of the respective three-month period or until terminated in accordance with paragraph 17 hereof. The first Offering Period hereunder shall commence effective as of January 1, 1999 and the Share Purchase Date (as defined below in this paragraph 8) for such first Offering Period shall be effective as of April 1, 1999 (as indicated below). "TRADING DAY" shall mean a day on which the Nasdaq National Market, or other primary securities exchange or market on which the Company's Common Stock is then traded, is open for trading. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings. The last trading day of each Offering Period prior to the termination of the Plan (or such other trading date as the Committee shall determine) shall constitute the purchase date (the "SHARE PURCHASE DATE") on which each employee for whom a Payroll Deduction Account has been maintained shall purchase the number of Shares determined under paragraph 9(a); provided, that the initial Share Purchase Date shall be effective as of April 1, 1999. Notwithstanding the foregoing, the Company shall not permit the exercise of any right to purchase Shares

               (a) to an employee who, immediately after the right is granted, would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary; or

               (b) which would permit an employee's rights to purchase shares under this Plan, or under any other qualified employee stock purchase plan maintained by the Company or any subsidiary, to accrue at a rate in excess of $25,000 of the fair market value of such shares (determined at the time such rights are granted) for each calendar year in which the right is outstanding at any time.

For the purposes of subparagraph (a), the provisions of Section 424(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee, and the shares which an employee may purchase under outstanding rights or options shall be treated as shares owned by the employee.


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          9.  PURCHASE OF SHARES.

          (a) Subject to the limitations set forth in paragraphs 7 and 8, each employee participating in an offering shall have the right to purchase as many whole Shares as may be purchased with the amounts credited to his or her Payroll Deduction Account as of the payroll date coinciding with or immediately preceding the last Wednesday of the month (or such other date as the Committee shall determine) in which occurs the applicable Share Purchase Date (the "CUTOFF DATE"). Fractional shares may not be purchased under the Plan. Any amount remaining in the Payroll Deduction Account of a participant after the Share Purchase Date shall be retained in the account for the purchase of additional Shares in subsequent Offering Periods. Employees may purchase Shares only through payroll deductions, and cash contributions shall not be permitted.

          (b) The "PURCHASE PRICE" for Shares purchased under the Plan shall be not less than an amount equal to 85% of the average of the closing sales price of shares of Common Stock on the Nasdaq National Maret (or other primary securities exchange or market on which the Company's Common Stock is then traded) during the five trading days prior to and excluding the Share Purchase Date at the end of the Offering Period. The Committee shall have the authority to establish a different Purchase Price as long as any such Purchase Price complies with the provisions of Section 423 of the Internal Revenue Code.

          (c) On each Share Purchase Date, the amount credited to each participating employee's Payroll Deduction Account as of the immediately preceding Cutoff Date shall be applied to purchase as many whole Shares as may be purchased with such amount at the applicable Purchase Price.

          10. BROKERAGE ACCOUNTS OR PLAN SHARE ACCOUNTS. By enrolling in the Plan, each participating employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each participating employee to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased by an employee pursuant to the Plan shall be held in the employee's brokerage or Plan share account ("PLAN SHARE ACCOUNT") in his or her name, or if the employee so indicates on his or her payroll deduction authorization form, in the employee's name jointly with a member of the employee's family, with right of survivorship.

          11. RIGHTS AS STOCKHOLDER; RESTRICTIONS ON TRANSFER. An employee shall have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan until payment for such Shares has been completed at the close of business on the relevant Share Purchase Date. Employees participating in the Plan may not sell, transfer, pledge, encumber or otherwise convey any Shares purchased under the Plan until expiration of the first anniversary of the Share Purchase Date related to such Shares.

          12. CERTIFICATES. Certificates for Shares purchased under the Plan will not be issued automatically. However, upon an employee's written request certificates for whole Shares purchased shall be issued at any time after the one year anniversary of the purchase date of the


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Shares represented by such certificates. The Company may make a reasonable charge for the issuance of such certificates.

          13. TERMINATION OF EMPLOYMENT. If a participating employee's employment is terminated for any reason, including death, if an employee is granted a leave of absence of more than 90 days duration (unless such leave of absence is disability leave approved in writing by the Company or is covered by the Family and Medical Leave Act (29 U.S.C Sections 2601-2654), the California Family Rights Act (Cal. Govt. Code Sections 12945.1-12945.2) or any similar act of any other applicable state) or if an employee otherwise ceases to be eligible to participate in the Plan, payroll deductions on behalf of the employee shall be discontinued and any amounts then credited to the employee's Payroll Deduction Account shall remain in the account and be used to purchase Shares in accordance with paragraph 9 hereof, subject to the limitations in paragraph 8 hereof. Any amount remaining in the Payroll Deduction Account after the final Share Purchase Date shall be refunded to the employee as soon as practicable.

          14. RIGHTS NOT TRANSFERABLE. Rights granted under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during an employee's lifetime only by the employee.

          15. EMPLOYMENT RIGHTS. Neither participation in the Plan, nor the exercise of any right granted under the Plan, shall be made a condition of employment, or of continued employment with the Company or any subsidiary.

          16. APPLICATION OF FUNDS. All funds received by the Company for Shares sold by the Company on any Share Purchase Date pursuant to this Plan may be used for any corporate purpose.

          17. AMENDMENTS AND TERMINATION. The Board of Directors may amend the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of the adoption of such amendment by the affirmative vote of stockholders holding shares of Common Stock entitled to a majority of the votes represented by all outstanding shares of Common Stock entitled to vote if such stockholder approval is required for the Plan to continue to comply with the requirements of Securities and Exchange Commission Rules 16b-3 and Section 423 of the Internal Revenue Code. The Board of Directors may suspend the Plan or discontinue the Plan at any time. Upon termination of the Plan, all payroll deductions shall cease and all amounts then credited to the participating employees' Payroll Deduction Accounts shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded to the participating employees.

          18. APPLICABLE LAWS. This Plan, and all rights granted hereunder, are intended to meet the requirements of an "EMPLOYEE STOCK PURCHASE PLAN" under
Section 423 of the Internal Revenue Code, as from time to time amended, and the Plan shall be construed and interpreted to accomplish this intent. Sales of Shares under the Plan are subject to, and shall be accomplished only in accordance with, the requirements of all applicable securities and other laws.


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          19.  EXPENSES. Except to the extent provided in paragraph 12, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to participating employees, shall be borne by the Company and its subsidiaries.

          20. STOCKHOLDER APPROVAL. The Plan was adopted by the Board of Directors on April 20, 1999, subject to stockholder approval. The Plan and any action taken hereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.











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